DESCRIPTION OF OUR SECURITIES
General
Grindr Inc. (“we,” “our,” “us,” or the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common stock, par value $0.0001 per share (the “Common Stock”), and public warrants, with each whole public warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share (the “Public Warrants”). Our outstanding securities also include warrants originally issued in a private placement to the initial stockholder of Tiga Acquisition Corp. (“Tiga”) in connection with the initial public offering of Tiga, with each whole private warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share (the “Private Warrants” and, together with the Public Warrants, the “Warrants”).
The following summary of the material terms of our Common Stock and Warrants is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Restated Certificate of Incorporation (the “Certificate of Incorporation”), our Bylaws (the “Bylaws”) and the Warrant-related documents described herein, each of which is filed as an exhibit to our Annual Report on Form 10-K, and are incorporated by reference herein. We urge you to read each of the Certificate of Incorporation, the Bylaws, the Warrant-related documents and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Stock
Our Certificate of Incorporation authorizes the issuance of 1,100,000,000 shares of our capital stock, consisting of (a) 1,000,000,000 shares of Common Stock and (b) 100,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). All of our issued and outstanding shares of capital stock are duly authorized, validly issued, fully paid, and non-assessable. There were approximately 173,745,032 shares of Common Stock and no shares of Preferred Stock outstanding as of March 14, 2023.
Common Stock
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Preferred Stock, under the Certificate of Incorporation, the holders of Common Stock are entitled to vote on each matter submitted to a vote of stockholders and are entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter, including the election or removal of directors. The holders of Common Stock shall at all times vote together as one class on all matters submitted to a vote of Common Stock under the Certificate of Incorporation.
Dividends
Subject to applicable law and the rights and preferences of any holders of any outstanding shares of Preferred Stock, under the Certificate of Incorporation, dividends and distributions may be declared and paid ratably on the Common Stock out of our assets that are legally available for this purpose at such times and in such amounts as our board of directors in its discretion shall determine.
Liquidation, Dissolution and Winding Up
Subject to applicable law and the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution, or winding-up, whether voluntary or involuntary, after payment or provision for payment of our debts and other liabilities and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to our distribution of assets upon such dissolution, liquidation or winding up, the holders of Common Stock are entitled to receive all our remaining assets available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by each such holder.
No Preemptive or Other Rights
The holders of Common Stock do not have preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to Common Stock.

Preferred Stock
Our Certificate of Incorporation authorizes 100,000,000 shares of Preferred Stock and provides that shares of Preferred Stock may be issued, from time to time, in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Common Stock and could have anti-takeover effects. The ability of our board of directors to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring, or preventing a change of control of us or the removal of existing management. We have no Preferred Stock outstanding and we do not currently intend to issue any shares of Preferred Stock, but we cannot assure you that we will not do so in the future.
Warrants
Public Warrants
Each Public Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time since December 18, 2022. Pursuant to the terms of the Warrant Agreement between Grindr Inc. and Continental Stock Transfer & Trust Company, dated November 23, 2020, as amended by that certain First Amendment to the Warrant Agreement, dated November 17, 2022 (collectively, the “Warrant Agreement”), a warrant holder may exercise their Public Warrants only for a whole number of shares of Common Stock. This means only a whole Public Warrant may be exercised at a given time by a warrant holder. No fractional shares of Common Stock will be issued upon exercise and only whole Public Warrants will trade. The Public Warrants will expire on November 18, 2027 at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the issuance of the shares of Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Common Stock is available, subject to our satisfaction of our obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable for cash or on a cashless basis (unless permitted by us in certain circumstances specified in the Warrant Agreement), and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless.
Redemption of Public Warrants for Cash when the price per share of Common Stock equals or exceeds $18.00.
We may call the Public Warrants for redemption (except as described herein with respect to the Private Warrants):
•in whole and not in part;
•at a price of $0.01 per Public Warrant;
•upon a minimum of thirty (30) days’ prior written notice of redemption, to each warrant holder; and
•if, and only if, the closing price of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock recapitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30)-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.
We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise their Public Warrant prior to the scheduled redemption date. However, the price of Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) Public Warrant exercise price after the redemption notice is issued.
Redemption of Public Warrants for Cash when the price per share of Common Stock equals or exceeds $10.00.
Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:
•in whole and not in part;
•at $0.10 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Public Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of shares of Common Stock (as defined below) except as otherwise described below;
•if, and only if, the closing price of Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock recapitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within the thirty (30)-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and
•if the closing price of Common Stock for any twenty (20) trading days within a thirty (30)-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for stock splits, stock recapitalizations, reorganizations, recapitalizations and the like), the Private Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.
Beginning on the date the notice of redemption is given until the Public Warrants are redeemed or exercised, holders may elect to exercise their Public Warrants on a cashless basis. The numbers in the table below represent the number of shares of Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by pursuant to this redemption feature, based on the “fair market value” of shares of Common Stock on the corresponding redemption date (assuming holders elect to exercise their Public Warrants and such Public Warrants are not redeemed for $0.10 per Public Warrant), determined for these purposes based on volume weighted-average price of shares of Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the warrant holders, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below. We will provide warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant or the exercise price of a Public Warrant is adjusted as set forth under the heading “—Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a Public Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant. If the exercise price of a Public Warrant is adjusted in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Public Warrant pursuant to such exercise price adjustment.

	Fair Market Value of Common Stock
Redemption Date (period to expiration of Public Warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00≥
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361

	Fair Market Value of Common Stock
Redemption Date (period to expiration of Public Warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00≥
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted-average price of shares of Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the warrant holders is $11.00 per share, and at such time there are 57 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.277 shares of Common Stock for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted-average price of shares of Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the warrant holders is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.298 shares of Common Stock for each whole Public Warrant. In no event will the Public Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Common Stock per Public Warrant (subject to adjustment). Finally, as reflected in the table above, if the Public Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by pursuant to this redemption feature, since they will not be exercisable for any shares of Common Stock.
This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Public Warrants to be redeemed when the shares of Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of shares of Common Stock is below the exercise price of the Public Warrants. Tiga had established this redemption feature to provide flexibility to redeem the Public Warrants without the Public Warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Public Warrants for Cash when the price per share of Common Stock equals or exceeds $18.00.” Holders choosing to exercise their Public Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Public Warrants based on an option pricing model with a fixed volatility input as of Tiga’s initial public offering. This redemption right provides an additional mechanism by which to redeem all of the outstanding Public Warrants, and therefore have certainty as to our capital structure as the Public Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Public Warrants if we determine it is in our best interest to do so. As such, we would presumably redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the Public Warrants when the shares of Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will presumably provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their Public Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Public Warrants when the shares of Common Stock are trading at a price below the exercise price of the Public Warrants, this could result in the warrant holders receiving fewer shares of Common Stock than they would have received if they had chosen to wait to exercise their Public Warrants for shares of Common Stock if and when such shares of Common Stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, will round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder. We will use commercially reasonable efforts to register under the Securities Act the shares of Common Stock issuable upon the exercise of the Public Warrants.
Redemption Procedures
A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or other amount as specified by the holder) of the shares of Common Stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding shares of Common Stock is increased by a capitalization or stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such capitalization, stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering made to all or substantially all holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the “historical fair market value.” For these purposes (1) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) historical fair market value means the volume weighted-average price per share of Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other securities of our capital stock into which the Public Warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that result in an adjustment to the exercise price or to the number of shares of Common Stock issuable on exercise of each Public Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.
If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted-average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Common Stock, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty (30) days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants.
The Public Warrants were issued in registered form under the Warrant Agreement. If you hold Public Warrants, you should review a copy of the Warrant Agreement, which is filed as an exhibit to our Annual Report on Form 10-K, for a description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder for the purpose of curing any ambiguity or correcting any mistake or adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Public Warrants, provided that the approval by the holders of at least 65% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders.
The warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by our stockholders.
No fractional warrants will be issued upon exercise of the Public Warrants and only whole warrants will trade. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number shares of Common Stock to be issued to the warrant holder.
The parties to the Warrant Agreement have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and such parties irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Warrants
Except as described below, the Private Warrants have terms and provisions that are identical to those of the Public Warrants. The Private Warrants (including Common Stock issuable upon exercise of the Private Warrants) will not be redeemable by us (except as described under “—Redemption of Public Warrants for Cash when the price per share of Common Stock equals or exceeds $10.00”) so long as they are held by Tiga or its permitted transferees. Tiga, or its permitted transferees, has the option to exercise the Private Warrants on a cashless basis. If the Private Warrants are held by holders other than Tiga or its permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. Any amendment to the terms of the Private Warrants or any provision of the Warrant Agreement with respect to the Private Warrants requires a vote of holders of at least 65% of the number of the then outstanding Private Warrants.
Except as described under “—Redemption of Public Warrants for Cash when the price per share of Common Stock equals or exceeds $10.00,” if holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Private Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Private Warrants, multiplied by the excess of Tiga “fair market value” (defined below) over the exercise price per share of the Private Warrants by (y) Tiga fair market value. Tiga “fair market value” shall mean the average closing price per share of Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of Private Warrant exercise is sent to the warrant agent.
Dividends
We have not paid any cash dividends on our Common Stock or Warrants to date. The payment of cash dividends in the future will be dependent upon our revenues and income, if any, capital requirements, the terms of any outstanding indebtedness and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.
Exclusive Forum
Our Certificate of Incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or shareholders to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or Certificate of Incorporation or the Bylaws, (iv) any action arising pursuant to any provision of the DGCL, the Bylaws or the Certificate of Incorporation or (v) any action asserting a claim against us or any current or former director, officer or stockholder governed by the internal affairs doctrine will have to be brought in the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The foregoing provision will not apply to claims arising under the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act.
Corporate Opportunities
Our organizational documents provide that, to the fullest extent permitted by law, we will renounce any entitlement to certain corporate opportunities offered to certain non-interested stockholders or any of their respective officers, directors, employees, equity holders, members, and principals, other than those opportunities that are expressly and solely offered in connection with such person’s service as a member of our board of directors.

Transfer Agent
The transfer agent for our securities is CST. CST’s address is One State Street Plaza, 30th Floor New York, New York 10004.
Exchange Listing
Our Common Stock and Public Warrants are listed on NYSE under the symbols “GRND” and “GRND.WS,” respectively.